Exhibit 99.1

     (1) Sprout Capital IX, L.P. (“Sprout IX”) and Sprout Entrepreneurs Fund, L.P. (“SEF”), both Delaware limited partnerships that make investments for long-term appreciation, own shares of Aspreva Investors Holdings SRL (“Holdings SRL”). Holdings SRL is the sole shareholder of Aspreva Investors Funding SRL (“Funding SRL”). Funding SRL is the direct owner of the Common Shares. The proportional interest of Sprout IX in the Common Shares owned by Funding SRL is 5,476,455 Common Shares. The proportional interest of SEF in the Common Shares owned by Funding SRL is 22,976 Common Shares. The address of the principal business and office of each of Sprout IX and SEF is Eleven Madison Avenue, New York, New York 10010.

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     In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 3 is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

     The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. (“CSFBI”), a Delaware corporation. The address of CSFBI's principal business and office is Eleven Madison Avenue, New York, New York 10010. The Bank's voting stock is entirely owned by Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG also owns the remainder of the voting stock of CSFBI.

     CSFBI owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"), a Delaware corporation and holding company. The address of the principal business and office of CSFB-USA is Eleven Madison Avenue, New York, New York 10010.

     DLJ Capital Corporation (“DLJCC”), a Delaware corporation and a wholly-owned subsidiary of CSFB-USA, acts as a venture capital partnership management company. DLJCC is also the general partner of SEF and the managing general partner of Sprout IX and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of SEF and Sprout IX. DLJ Associates IX, L.P. (“Associates IX”), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. DLJ Capital Associates IX, Inc. (“DLJCA IX”), a Delaware corporation and wholly-owned subsidiary of DLJCC, is the managing general partner of Associates IX. The address of the principal business and office of each of DLJCC, Associates IX and DLJCA IX is Eleven Madison Avenue, New York, New York 10010. James Neidel and Andrew Firlik, consultants to the Sprout Group division of Credit Suisse First Boston Private Equity, Inc., a subsidiary of CSFB-USA, own shares of Holdings SRL. The proportional interests of Messrs. Neidel and Firlik in the Common Shares owned by Funding SRL are 41,858 and 27,906 Common Shares, respectively. The Reporting Person disclaims beneficial ownership of Common Shares owned by Messrs. Neidel and Firlik.

     CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG has three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

     The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB business units.

     CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own shares of the securities of the issuer to which this Form 3 relates and such shares are not reported in this Form 3. CSG disclaims beneficial ownership of shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.